Exhibit 10.59

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This First Amendment to Acquisition Agreement (the “Amendment”) is executed as of July 19, 2007, by Mac Farms of Hawaii, LLC, a Delaware limited liability company (“Mac Farms”) and Kapua Orchard Estates, LLC, a Delaware limited liability company (“Kapua”), (both collectively sometimes called “Seller”), and ML Macadamia Orchards, L.P. (“MLP” or “Buyer”), a Delaware limited partnership, with reference to the following facts:

A.             Effective as of May 24, 2007, Mac Farms, Kapua and Buyer executed an Acquisition Agreement (the “Agreement”) providing for the acquisition by Buyer of certain personal property assets and the subleasing, leasing or otherwise acquiring rights of use from Seller for those real property assets used by Seller in connection with its macadamia nut operations, all as more particularly set forth in the Agreement. Unless otherwise defined herein, the capitalized terms in this Amendment shall have the same meaning as set forth in the Agreement.

B.              Section 5.9(a) of the Agreement required Buyer to seek SEC Preliminary Approval to permit the filing of certain abbreviated financial information in the Proxy Statement, which would be sent to Unitholders, and the Form 8-K, which would be required to be filed with the SEC by Buyer upon consummation of the acquisition under the Agreement (the “Form 8-K”). Section 5.9(c) and Section 9.1(f) of the Agreement contained rights to terminate the Agreement in the event the SEC Preliminary Approval was not timely obtained.

C.            Although Buyer timely sought the SEC Preliminary Approval, it obtained relief from the SEC only with respect to the financial information to be included in the Proxy Statement, but did not obtain any relief from the SEC with respect to the financial information to be included in the Form 8-K. In light of the failure to obtain the SEC Preliminary Approval, the Parties have determined not to terminate the Agreement and to attempt to provide audited financial statements in the Proxy Statement and the Form 8-K.

D.              In order to prepare the necessary financial statements and to obtain an audit thereon, the Parties have agreed to extend the time for closing the transaction, to take such other actions as set forth in this Amendment and to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, the Parties have agreed as follows:

1.                                           Article 1 of the Agreement is amended to add the following new definitions:

“Average Closing Price” means the average closing price per unit of the units of MLP on the New York Stock Exchange for the ten (10) trading days immediately preceding the date upon which approval of this transaction by a Majority Interest of the Partnership is obtained.

“Buyer Material Adverse Effect” means any condition, event, circumstance, change, or effect, which, since March 31, 2007, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operation or financial condition or prospects of Buyer. However, neither (i) a decrease in the market price of the units of MLP by itself, nor (ii) a decrease in the Spot Price, as defined herein, by itself, or the effects resulting from either of these events shall be deemed a Buyer Material Adverse Effect. Notwithstanding the foregoing, the cause of a decrease in the market price of units of MLP could be a Buyer Material Adverse Effect, if it otherwise meets the definition thereof. For example, if a portion of Buyer’s nut trees are destroyed and the market price of units of MLP dropped as a result thereof, then the mere drop in the market price would not be a Buyer Material Adverse Effect, but the destruction of the trees (i.e., the “cause” of the price reduction) could be a Buyer Material Adverse Effect.

“Floor Price” means U.S. $4.72 per unit of MLP.

“Spot Price” shall mean the average of the spot price per pound for bulk premium (Hawaiian and Australian) Style II Raw Macadamia Nuts (FOB West Coast) for a container load and the spot price per pound for bulk premium (Hawaiian and Australian) Style II Raw Macadamia Nuts (FOB West Coast) for a pallet load.

“Spot Price Adjustment” shall be the difference between the $3.25 and the Spot Price on the Closing Date times the number of pounds of marketable bulk premium (Hawaiian and Australian) Style II Raw or Roasted Macadamia Nuts in Seller’s inventory on the Closing Date.

“Unit Price Adjustment” shall mean the difference between the Floor Price and the Average Closing Price times 650,000.

2.             Section 2.6 of the Agreement is amended to read as follows:

“2.6 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Carlsmith Ball, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii, 96813, ten (10) Business Days, after Buyer receives the approval of a Majority Interest of the Partnership to close this transaction or at such other date or place as Buyer and Seller may mutually determine (the “Closing Date”). The Closing Date may be postponed by either Party provided that the Closing Date shall not be later than December 31, 2007, without the approval, in writing, of both Parties.”

3.             Section 2.8(d) of the Agreement is amended to change the date “September 30, 2007” to the Closing Date and to change the date “October 31, 2007” to December 31, 2007.

4.              Section 2.9 of the Agreement is added and shall read as follows:

“2.9         Unit Price Adjustment

In the event that the Average Closing Price is less than the Floor Price, Seller shall also have a right to terminate this Agreement by complying with the provisions of this Section, subject, however, to Buyer’s further rights as set forth in this Section. In the event Seller wishes to terminate this Agreement under this Section, then Seller must give written notice to Buyer of its election to terminate the Agreement on or before 3:00 p.m. Honolulu time on the second Business Day after Seller’s receipt of written notice from Buyer of the approval of a Majority Interest of the Partnership having been obtained at a Unitholders’ meeting. In the event Seller elects to terminate this Agreement, then the Buyer shall have a right to elect to avoid termination by agreeing to pay to Seller the Unit Price Adjustment, which will be payable in cash in addition to but as a part of the Cash Payment on the Closing Date. Buyer must give written notice of its election to avoid Seller’s termination under this Section on, or before, three (3) Business Days after receipt by Buyer of Seller’s written notice of termination. If Buyer provides such notification, then Buyer shall be obligated to pay the Unit Price Adjustment. For example, if the Average Closing Price is $4.75 and the Floor Price is $4.80 then Buyer would pay an additional $32,500 in cash as the Unit Price Adjustment ($.05 times 650,000) on the Closing Date.”

5.            Section 2.10 of the Agreement is added and shall read as follows:

“2.10    Spot Price Adjustment

If on the day immediately preceding the day which Buyer obtains approval of this transaction by a Majority Interest of the Partnership at a Unitholders meeting, the Spot Price shall be less than U.S. $3.25 per pound, then Seller shall also have a right to terminate this Agreement by complying with the provisions of this Section, subject, however, to the Buyer’s further rights as set forth in this Section. In the event Seller wishes to terminate this Agreement under this Section, Seller must provide written notice to Buyer of its election to terminate this Agreement on or before 3:00 p.m. Honolulu-time on the second Business Day, after Seller’s receipt of written notification from Buyer of the approval of a Majority Interest of the Partnership having been obtained at a Unitholders’ meeting. Such notice shall also contain backup information justifying the claimed Spot Price. In the event Seller elects to terminate this Agreement under this Section, then the Buyer shall have a right to elect to avoid termination by agreeing to pay to Seller the Spot Price Adjustment, if any. In the event Buyer elects to avoid termination, then Buyer must notify Seller on, or before, three (3) Business Days after receipt by Buyer of Seller’s written notice of termination, that Buyer elects to avoid termination and agrees to pay the Spot Price Adjustment, if any, and the termination shall not occur. An election by Buyer to avoid the alleged termination by Seller under this Section shall not be deemed an agreement by Buyer that Seller has a right to terminate or that the Spot Price claimed by Seller is accurate. The Spot Price and the Spot Price Adjustment shall be determined as of the Closing Date as part of the True-Up process under Section 2.3(a)(1) of this Agreement and shall be paid in cash to Seller in addition to, and as part of, the payments, which may otherwise be required as part of the True-Up. For example, in the event the Spot Price on the Closing Date is $3.00 and there is 20,000 pounds of marketable inventory of bulk premium (Hawaiian and Australian) Style II Raw and Roasted Macadamia Nuts on the Closing Date, then the Spot Price Adjustment would be $.25 per pound ($3.25 less $3.00) times 20,000 pounds or $5,000. No adjustment or payment under this Section shall be made relating to or on account of any other item or category of inventory other than bulk premium (Hawaiian and Australian) Style II Raw or Roasted Macadamia Nuts.”

6.             Section 5.9 of the Agreement is amended to read as follows:

“5.9         SEC Compliance.

(a)           On or before the execution of this Amendment, Mac Farms shall engage Grant Thornton LLP or another qualified independent accounting firm reasonably approved by Buyer (“Seller’s Accountants”) to assist Mac Farms to prepare the SEC Financial Statements (as defined herein). The term “SEC Financial Statements” shall refer to the consolidated balance sheets of Mac Farms as at December 31, 2006, and December 31, 2005, and the consolidated statements of income and cash flows for Mac Farms for the fiscal years ended December 31, 2006, and December 31, 2005, all prepared in accordance with GAAP and the rules and regulations of the SEC, and with such notes, statements and schedules as may be required thereby. For the avoidance of doubt, the term “Financial Statements” in the Agreement does not include the SEC Financial Statements.

(b)           Upon completion of the SEC Financial Statements, Seller shall deliver the SEC Financial Statements to Buyer and on or before such date, Buyer shall engage Accuity LLP (or another qualified independent accounting firm selected by Buyer) (“Buyer’s Accountants”) to audit the SEC Financial Statements. Seller shall use its reasonable efforts to deliver the SEC Financial Statements to Buyer on or before July 24, 2007; provided, however, that notwithstanding any other provision in this Amendment or the Agreement, so long as Seller reasonably cooperates with Buyer’s Accountants as provided in this Section 5.9(b) and uses its reasonable efforts to deliver the SEC Financial Statements to Buyer as provided in this Section 5.9(b), Seller shall have no liability whatsoever to Buyer and shall not be in breach of any representation, warranty, or covenant in this Amendment or the Agreement, in the event that Seller is unable to deliver the SEC Financial Statements to Buyer by July 24, 2007, or ever. From the date of this Amendment and until the delivery by Buyer’s Accountants of their audit report, Seller shall cooperate with Buyer’s Accountants in providing access to and copies of its books, records and other documents and to answer questions and provide information in connection with Buyer’s Accountants’ audit. Seller shall request its counsel to respond to such customary audit inquiries as may be reasonably requested by Buyer’s Accountants concerning contingencies and shall cause its counsel to promptly respond to such inquiries. Seller shall also provide to Buyer’s Accountants such other information, material or statements, including a customary executed management representation letter, as Buyer’s Accountants shall reasonably request in connection with their audit. Notwithstanding the foregoing, Buyer shall not knowingly request and Seller shall not be required to make false or misleading statements in the management representation letter. Seller shall also provide to Buyer’s Accountants, during the audit, responses to reasonable inquiries relating to Seller’s compliance with the financial covenants contained in Seller’s loan agreement. Seller shall also provide to Buyer such interim financial information as may be may be reasonably requested and required to be produced for purposes of the Proxy Statement or Form 8-K. Notwithstanding any other provision in this Amendment or the Agreement, Seller shall not be required to provide to Buyer (or permit Buyer to provide to the Buyer’s Accountants or the SEC) any additional information relating to Seller without Seller’s express agreement or consent (which it shall not unreasonably withhold), even if such additional information is required by the SEC to clear the Proxy Statement.

(c)             Buyer shall (i) reimburse Seller, within ten (10) days after receipt of a reimbursement request from Seller, accompanied by the relevant invoices of the Seller’s Accountants, for all payments of all fees and expenses paid to the Seller’s Accountants by Seller, and (ii) pay all fees and expenses of Buyer’s Accountants in connection with their assistance in preparing the SEC Financial Statements and the audit by Buyer’s Accountants, provided that Buyer shall have the right to review in advance the budget for fees and costs for such work which shall be provided at the time when the accountants are engaged.

(d)             As promptly as practicable after the receipt of the SEC Financial Statements and an unqualified audit report issued by Buyer’s Accountants thereon, Buyer shall prepare and file with the SEC a proposed Proxy Statement. Each of Buyer and Seller shall prepare and file with the SEC any other filings as and when required or requested by the SEC. Each of Buyer and Seller will use all reasonable best efforts (i) to respond to any comments made by the SEC with respect to the Proxy Statement and (ii) to have the Proxy Statement cleared by the SEC. Seller shall cooperate with Buyer and the SEC and furnish reasonable information requested by Buyer and the SEC. As promptly as practicable after clearing all SEC comments to the Proxy Statement, Buyer shall mail the Proxy Statement to Buyer’s Unitholders. The Proxy Statement shall include the recommendation of the Board of Directors of Seller that adoption of this Agreement and the transactions contemplated hereby by Buyer’s Unitholders are advisable and in the best interests of Buyer. No amendment or supplement to the Proxy Statement will be made by Buyer without the approval of Seller (which approval shall not be unreasonably withheld, conditioned, or delayed).

(e) The information supplied by Seller for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.”

7.               Subsection 7.1(j) is added to the Agreement and shall read as follows:

“(j)                              Receipt of Audited SEC Financial Statements.

Buyer shall have received the SEC Financial Statements and an unqualified audit report issued by Buyer’s Accountants thereon as well as a consent issued by Buyer’s Accountants permitting use of its audit report on the SEC Financial Statements in the Proxy Statement and the Form 8-K.”

8.               Subsection 7.2(e) is added to the Agreement and shall read as follows:

“7.2(e) No Material Adverse Change. No Buyer Material Adverse Effect shall have occurred, nor shall any termination by Seller, pursuant to Section 2.9 and/or 2.10 hereof, have occurred, which Buyer has not elected to avoid, pursuant to the terms and conditions of either or both of those sections, as applicable.”

9.                                Section 9.1(e) is amended to read as follows:

“(e) Buyer or Seller may terminate this Agreement if the Closing does not occur by December 31, 2007; provided, however, that a Party does not have the right to terminate this Agreement under this Section 9.1(e) if such Party’s breach of any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the aforementioned date.”

10.                              Section 9.1(f) is amended to read as follows:

“(f) Either Party may terminate this Agreement in its sole discretion at any time after October 31, 2007, if the SEC Financial Statements and Buyer’s Accountants’ audit report relating thereto are not delivered to Buyer by October 31, 2007, without any liability or obligation hereunder or otherwise, whatsoever.”

11.             Section 9.1(g) is deleted from the Agreement.

12.             All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the Laws of the State of Hawaii without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Hawaii. This Amendment may be executed in counterparts, each of which is deemed an original, and such counterparts constitute one and the same instrument, which may be sufficiently evidenced by a counterpart. A facsimile, telecopy, PDF, or other reproduction of this Amendment may be executed by one or more Parties, and an executed copy of this Amendment may be delivered by one or more Parties by facsimile, PDF e-mail, or similar instantaneous electronic transmission device under which the signature of or on behalf of such Party can be seen, and such execution and delivery is to be considered valid, binding and effective for all purposes. At the request of any Party, the Parties agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof. No amendment or modification of this Amendment is valid unless in writing and signed by the Parties.

13.             Seller hereby confirms, that the condition precedent set forth in Section 7.2(d) of the Agreement has been satisfied. However, notwithstanding anything to the contrary herein or in the Agreement, for the avoidance of doubt, the Parties expressly acknowledge, that all other conditions precedent set forth in Sections 7.1 and 7.2 of the Agreement, as amended, remain unfulfilled conditions precedent, which must be satisfied or waived prior to Closing.

14.             Except as expressly modified above, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties are signing this First Amendment to Acquisition Agreement as of the date first above written, but effective as of May 24, 2007.

BUYER:

ML MACADAMIA ORCHARDS, L.P.

By:___
DENNIS J. SIMONIS, President

SELLER:

MAC FARMS OF HAWAII, LLC

By:_______________________________________________________
ROBERT D. SPARKS, Chairman of the Board

KAPUA ORCHARD ESTATES, LLC By: MFH Investors, LLC, its manager

By:___
JEFF GILBRECH, Vice-President